Exhibit 23.1
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 8, 2021

Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our report entitled “Report as of December 31, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” (our Report) in Part 1 and in the “Notes to Consolidated Financial Statements” portion of the Annual Report on Form 10-K of Oasis Petroleum Inc. for the year ended December 31, 2020 (the Annual Report). We further consent to the incorporation of estimates contained in our reports entitled “Report as of December 31, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” and “Report as of December 31, 2018 on Reserves and Revenue of Certain Properties owned by Oasis Petroleum Inc.” In addition, we hereby consent to the incorporation by reference of our Report of Third Party dated January 28, 2021, in the “Exhibits, Financial Statement Schedules” portion of the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716